EXHIBIT 99.1

NewMarket Corporation Reports Second Quarter and First Half 2017 Results

•	Second Quarter Net Income of $62.7 Million versus $64.4 Million in 2016

•	First Half Earnings Per Share of $10.69 versus $10.65 in 2016

•	Petroleum Additives First Half Shipments Up 10.1%

•	Completed Acquisition of Petroleum Additives Company in Mexico

Richmond, VA, August 2, 2017 – NewMarket Corporation (NYSE:NEU) Chairman and Chief Executive Officer, Thomas E. Gottwald, released the following earnings report of the Company’s operations for the second quarter and first half of 2017.
Net income for the second quarter of 2017 was $62.7 million, or $5.29 per share, compared to net income of $64.4 million, or $5.43 per share, for the second quarter of 2016. For the first half of 2017, net income was $126.7 million, or $10.69 per share, compared to net income of $126.3 million, or $10.65 per share, for the first half of last year.
Sales for the petroleum additives segment for the second quarter of 2017 were $544.2 million, up 5.4% versus the same period last year, mainly due to higher shipments, partially offset by changes in selling prices. Petroleum additives operating profit for the second quarter of 2017 was $94.9 million, lower than second quarter operating profit last year of $102.5 million. The decrease was due to lower selling prices and increasing raw material costs, partially offset by increased shipments. Shipments between quarterly periods were up 6.4% from the same period last year with increases in both lubricant additives and fuel additives shipments. Asia Pacific and Europe were the main regions contributing to the increase in lubricant additives shipments, and Europe was the primary driver of the increase in fuel additives shipments.
Petroleum additives sales for the first half of the year were $1.1 billion compared to sales in the first half of last year of $1.0 billion, or an increase of 6.1%. This increase was due mainly to higher shipments partially offset by changes in selling prices. Petroleum additives operating profit for the first half of the year was $194.0 million compared to $202.9 million for the first half of 2016, or a decrease of 4.4%. The decrease was due to lower selling prices and increasing raw material costs, partially offset by increased shipments. Shipments increased 10.1% between periods with increases in both lubricant additives and fuel additives shipments. The regional drivers for those increases were consistent with the drivers in the second quarter discussed above.
The effective income tax rate for the second quarter of 2017 was 26.5%, down from the rate of 30.1% in the same period last year. The effective rate for the first half of 2017 was 27.0%, down from the rate in 2016 of 30.2%. The rates in both periods were lower primarily due to increased earnings in foreign jurisdictions with lower tax rates.
We continued to generate solid operating cash flows in the first half of 2017. During the period we paid dividends of $41.5 million and funded capital expenditures of $85.2 million. We also issued $250 million of fixed rate long-term debt in a private placement transaction, and repaid $129.6 million under our revolving credit facility. We are continuing to use our capital to achieve our long-term growth plans. In early July, we completed our previously announced acquisition of Aditivos Mexicanos, S.A. de C.V., a petroleum additives manufacturing, sales and distribution company based in Mexico City, Mexico. In addition, construction continues on phase two of our manufacturing facility in Singapore which is expected to be completed in the second half of 2017, and we are continuing to invest in research and development in order to meet our customers’ ever-changing business needs.

Our petroleum additives business is performing consistent with our expectations. We continue to make decisions to promote long-term value for our shareholders and customers, and we remain focused on our long-term objectives. We believe the fundamentals of the industry as a whole remain unchanged, with the petroleum additives market growing at 1% to 2% annually for the foreseeable future. We continue to believe that we will exceed that growth rate over the long term.

Sincerely,
Thomas E. Gottwald

The Company has included the non-GAAP financial measure EBITDA in the schedules to this earnings release. A schedule following the financial statements provides the calculation of EBITDA, defined as income from continuing operations before the deduction of interest and financing expenses, income taxes, depreciation and amortization. The Company believes that even though this item is not required by or presented in accordance with United States generally accepted accounting principles (GAAP), this additional measure enhances understanding of the Company’s performance and period to period comparability. The Company believes that this item should not be considered an alternative to net income determined under GAAP.
As a reminder, a conference call and Internet webcast is scheduled for 3:00 p.m. EDT on Thursday, August 3, 2017 to review second quarter 2017 financial results. You can access the conference call live by dialing 1-877-407-9210 (domestic) or 1-201-689-8049 (international) and requesting the NewMarket conference call. To avoid delays, callers should dial in five minutes early. A teleconference replay of the call will be available until August 10, 2017 at 11:59 p.m. EDT by dialing 1-877-481-4010 (domestic) or 1-919-882-2331 (international). The replay ID number is 15996. The call will also be broadcast via the Internet and can be accessed through the Company’s website at www.NewMarket.com or www.investorcalendar.com. A webcast replay will be available for 30 days.
NewMarket Corporation, through its subsidiaries Afton Chemical Corporation and Ethyl Corporation, develops, manufactures, blends, and delivers chemical additives that enhance the performance of petroleum products. From custom-formulated additive packages to market-general additives, the NewMarket family of companies provides the world with the technology to make engines run smoother, machines last longer, and fuels burn cleaner.
Some of the information contained in this press release constitutes forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Although NewMarket’s management believes its expectations are based on reasonable assumptions within the bounds of its knowledge of its business and operations, there can be no assurance that actual results will not differ materially from expectations.
Factors that could cause actual results to differ materially from expectations include, but are not limited to, the availability of raw materials and distribution systems; disruptions at manufacturing facilities, including single-sourced facilities; the ability to respond effectively to technological changes in our industry; failure to protect our intellectual property rights; failure to attract and retain a highly-qualified workforce; hazards common to chemical businesses; competition from other manufacturers; sudden or sharp raw material price increases; the gain or loss of significant customers; the occurrence or threat of extraordinary events, including natural disasters and terrorist attacks; risks related to operating outside of the United States; the impact of fluctuations in foreign exchange rates; an information technology system failure or security breach; political, economic, and regulatory factors concerning our products; future governmental regulation; resolution of environmental liabilities or legal proceedings; our inability to realize expected benefits from investment in our infrastructure or from recent or future acquisitions or our inability to successfully integrate recent or future acquisitions into our business; and other factors detailed from time to time in the reports that NewMarket files with the Securities and Exchange Commission, including the risk factors in Item 1A. “Risk Factors” of our 2016 Annual Report on Form 10-K, which is available to shareholders upon request.

You should keep in mind that any forward-looking statement made by NewMarket in the foregoing discussion speaks only as of the date on which such forward-looking statement is made. New risks and uncertainties arise from time to time, and it is impossible for us to predict these events or how they may affect the Company. We have no duty to, and do not intend to, update or revise the forward-looking statements in this discussion after the date hereof, except as may be required by law. In light of these risks and uncertainties, you should keep in mind that the events described in any forward-looking statement made in this discussion, or elsewhere, might not occur.

FOR INVESTOR INFORMATION CONTACT:

Brian D. Paliotti
Investor Relations
Phone:	804.788.5555
Fax:	804.788.5688
Email:	investorrelations@newmarket.com

NEWMARKET CORPORATION AND SUBSIDIARIES
SEGMENT RESULTS AND OTHER FINANCIAL INFORMATION
(In thousands, except per-share amounts, unaudited)

	Second Quarter Ended June 30,		Six Months Ended June 30,
	2017	2016	2017	2016
Revenue:
Petroleum additives	$544,153	$516,112	$1,084,186	$1,022,255
All other (a)	3,035	5,695	5,820	9,479
Total	$547,188	$521,807	$1,090,006	$1,031,734
Segment operating profit:
Petroleum additives	$94,932	$102,531	$194,002	$202,920
All other (a)	860	1,355	1,940	1,591
Segment operating profit	95,792	103,886	195,942	204,511
Corporate unallocated expense	(5,003)	(6,136)	(11,672)	(11,406)
Interest and financing expenses	(5,360)	(3,954)	(10,932)	(8,142)
Other income (expense), net	(139)	(1,724)	185	(3,945)
Income before income tax expense	$85,290	$92,072	$173,523	$181,018
Net income	$62,728	$64,389	$126,665	$126,320
Earnings per share - basic and diluted	$5.29	$5.43	$10.69	$10.65

Notes to Segment Results and Other Financial Information
(a) "All other" includes the results of our tetraethyl lead (TEL) business, as well as certain contracted manufacturing and services associated with Ethyl Corporation.

NEWMARKET CORPORATION AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF INCOME
(In thousands, except per-share amounts, unaudited)

	Second Quarter Ended June 30,		Six Months Ended June 30,
	2017	2016	2017	2016
Net sales	$547,188	$521,807	$1,090,006	$1,031,734
Cost of goods sold	382,312	343,407	754,885	677,784
Gross profit	164,876	178,400	335,121	353,950
Selling, general, and administrative expenses	38,816	40,388	78,745	81,328
Research, development, and testing expenses	35,581	40,720	72,286	79,936
Operating profit	90,479	97,292	184,090	192,686
Interest and financing expenses, net	5,360	3,954	10,932	8,142
Other income (expense), net	171	(1,266)	365	(3,526)
Income before income tax expense	85,290	92,072	173,523	181,018
Income tax expense	22,562	27,683	46,858	54,698
Net income	$62,728	$64,389	$126,665	$126,320
Earnings per share - basic and diluted	$5.29	$5.43	$10.69	$10.65
Cash dividends declared per share	$1.75	$1.60	$3.50	$3.20

NEWMARKET CORPORATION AND SUBSIDIARIES
CONSOLIDATED BALANCE SHEETS
(In thousands except share amounts, unaudited)

	June 30, 2017	December 31, 2016
ASSETS
Current assets:
Cash and cash equivalents	$278,035	$192,154
Trade and other accounts receivable, less allowance for doubtful accounts ($598 - 2017; $710 - 2016)	332,372	306,916
Inventories	356,152	311,512
Prepaid expenses and other current assets	28,756	26,301
Total current assets	995,315	836,883
Property, plant, and equipment, at cost	1,352,487	1,264,957
Less accumulated depreciation and amortization	791,348	761,212
Net property, plant, and equipment	561,139	503,745
Prepaid pension cost	36,994	25,800
Deferred income taxes	23,284	29,063
Intangibles (net of amortization) and goodwill	10,217	10,436
Deferred charges and other assets	9,834	10,509
Total assets	$1,636,783	$1,416,436
LIABILITIES AND SHAREHOLDERS' EQUITY
Current liabilities:
Accounts payable	$157,531	$141,869
Accrued expenses	88,719	104,082
Dividends payable	19,125	17,478
Income taxes payable	12,969	17,573
Other current liabilities	12,138	13,588
Total current liabilities	290,482	294,590
Long-term debt	627,976	507,275
Other noncurrent liabilities	134,620	131,320
Total liabilities	1,053,078	933,185
Shareholders' equity:
Common stock and paid-in capital (without par value; issued and outstanding shares - 11,852,512 at June 30, 2017 and 11,845,972 at December 31, 2016)	2,961	1,603
Accumulated other comprehensive loss	(168,597)	(182,510)
Retained earnings	749,341	664,158
Total shareholders' equity	583,705	483,251
Total liabilities and shareholders' equity	$1,636,783	$1,416,436

NEWMARKET CORPORATION AND SUBSIDIARIES
SELECTED CONSOLIDATED CASH FLOW DATA
(In thousands, unaudited)

	Six Months Ended June 30,
	2017	2016
Net income	$126,665	$126,320
Depreciation and amortization	24,623	21,082
Cash pension and postretirement contributions	(12,936)	(13,058)
Noncash pension and postretirement expense	4,055	6,111
Working capital changes	(51,376)	29,965
Capital expenditures	(85,211)	(64,289)
Net (repayments) borrowings under revolving credit facility	(129,574)	25,000
Issuance of 3.78% senior notes	250,000	—
Repurchases of common stock	—	(35,815)
Dividends paid	(41,484)	(37,917)
All other	1,119	7,313
Increase in cash and cash equivalents	$85,881	$64,712

NEWMARKET CORPORATION AND SUBSIDIARIES
NON-GAAP FINANCIAL INFORMATION
(In thousands, unaudited)

	Second Quarter Ended June 30,		Six Months Ended June 30,
	2017	2016	2017	2016
Net Income	$62,728	$64,389	$126,665	$126,320
Add:
Interest and financing expenses, net	5,360	3,954	10,932	8,142
Income tax expense	22,562	27,683	46,858	54,698
Depreciation and amortization	12,045	10,129	24,079	20,539
EBITDA	$102,695	$106,155	$208,534	$209,699